EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 16, 2022

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
PROMOTES KEITH SUCHODOLSKI
TO SENIOR EXECUTIVE VICE PRESIDENT

Fairfield, New Jersey, June 16, 2022 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), announced today that the Company’s Board of Directors has promoted Keith Suchodolski to Senior Executive Vice President and Chief Financial Officer of the Company and the Bank effective July 1, 2022.  Mr. Suchodolski has served as the Company and Bank’s Executive Vice President and Chief Financial Officer since July 1, 2018. In addition to his current duties, Mr. Suchodolski will assume the responsibilities of Eric Heyer, Senior Executive Vice President and Chief Operating Officer who previously announced his retirement effective June 30, 2022.

“Keith’s enhanced leadership role places him in a key position to contribute to the continued growth and success of the Company, and I look forward to working with him in this expanded role,” said Craig L. Montanaro, President and Chief Executive Officer.  Prior to joining the Company in 2013, Mr. Suchodolski held varied roles within the banking industry since 2001. He holds a Master of Business Administration degree, with a specialization in Finance from Fairleigh Dickinson University and a Bachelor of Science degree from Ramapo College of New Jersey.

About Kearny Financial Corp.
Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 45 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  At March 31, 2022, Kearny Financial Corp. had approximately $7.4 billion in total assets.